Exhibit 3

Denison Mines (USA) Corp 1050 17th Street, Suite 950 Denver, CO 80265 USA Tel: 303-628-7798 Fax: 303-389-4125 www.denisonmines.com

March 28, 2012

British Columbia Securities Commission

Alberta Securities Commission

Saskatchewan Financial Services Commission

The Manitoba Securities Commission

Ontario Securities Commission

Autorité des marchés financiers

New Brunswick Securities Commission

Nova Scotia Securities Commission

Prince Edward Island – Department of Provincial Affairs and Attorney General

Securities Division, Department of Justice – Government of Newfoundland and Labrador

Dear Sirs/Mesdames:

Re:     Denison Mines Corp. (the “Company”)

           Filing of Technical Report dated March 27, 2012

I, Mark B. Mathisen, B.Sc., P.G., Senior Project Geologist of Denison Mines (USA) Corp., consent to the public filing of the technical report titled “The Dibwe East Project, Southern Province, Republic of Zambia” (the “Technical Report”) prepared by me and audited by Roscoe Postle Associates, Inc. for the Company.

I further confirm that I have read the written disclosure in the following:

•	the Company’s news release titled “Denison Announces 28.2 Million Lb. Increase in Inferred Resources On Mutanga Project, Zambia” dated February 27, 2012; and

•	the Company’s Annual Information Form dated March 28, 2012,

and that they fairly and accurately represent the information in the Technical Report that supports the disclosure.

This letter is provided to the securities regulatory authorities to whom it is addressed pursuant to the requirements of applicable securities legislation and not for any other purpose.

Sincerely,

DENISON MINES (USA) CORP.

        (Signed) “Mark B. Mathisen”

Mark B. Mathisen, B.Sc., P.G.